Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-60208 and Form S-8 No. 333-151477) pertaining to the Goodrich Corporation 2008 Global Employee Stock Purchase Plan of our report dated March 29, 2012, with respect to the financial statements of the Goodrich Corporation 2008 Global Employee Stock Purchase Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2011.

/s/ Ernst & Young LLP

Charlotte, North Carolina

March 29, 2012